UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015 (August 12, 2015)

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226
(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On July 14, 2015, voluntary administrators were appointed to review the affairs and assess the financial condition of the Hooters Australia stores. The initiation of voluntary administration followed the request of Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) because Chanticleer believed its operating partner had been mismanaging the business. The administrators placed the assets of the Hooters Australia stores up for sale to satisfy the creditors. Chanticleer has been negotiating with the administrators and has reached agreements with the administrators as to the consideration for the purchase of the assets of the Hooters Australia entities.

On August 12, 2015, Chanticleer and its business partner, P.C.S. Investments, Pty Ltd, through their jointly owned entity HOTR Australia Pty Ltd (“Buyer”), entered into a business sale agreement to purchase the assets of Hoot Campbelltown Pty Ltd and Hoot Penrith Pty Ltd for the purchase price of $390,000 AUD (approximately $288,000 USD).

On August 12, 2015, Buyer entered into a business sale agreement to purchase the assets of Hoot Gold Coast Pty Ltd and Hoot Townsville Pty Limited for the purchase price of $830,000 AUD (approximately $612,000 USD).

On August 13, 2015, Buyer entered into a business sale agreement to purchase the assets of Hoot Parramatta Pty Ltd for the purchase price of $195,000 AUD (approximately $144,000 USD).

Through Buyer, Chanticleer’s ownership in the Hooters Australia stores will be 80%. The sales are subject to assumption of leases and pending liquor license approval or transfer. Chanticleer and its business partner, as guarantors of Buyer’s obligations under the agreements, have agreed, jointly and severally, to indemnify the administrators and the sellers against any losses or claims resulting from the non-performance of Buyer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: August 18, 2015	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer